EXECUTION COPY

CONTRIBUTION AND EXCHANGE AGREEMENT

Dated as of January 12, 2010

by and among

ICAHN ENTERPRISES L.P.,

BECKTON CORP.,

BARBERRY CORP.,

MODAL LLC

and

CABOOSE HOLDING LLC

i

(continued)

(continued)

(continued)

		Page

Section 11.14	Expenses	34
Section 11.15	Notices	34
Section 11.16	Further Assurances	36

Schedules

Schedule 1.1	Contribution and Exchange
Schedule 3.1	Net Worth of Barberry
Schedule 7.1(c)	Permitted Actions of the Corporation

Corporation Disclosure Schedule
IEP Disclosure Schedule

CONTRIBUTION AND EXCHANGE AGREEMENT

THIS CONTRIBUTION AND EXCHANGE AGREEMENT (this “Agreement”), dated as of January 12, 2010, is by and among Icahn Enterprises L.P., a Delaware limited partnership (“IEP”), Beckton Corp., a Delaware corporation (“Beckton”), Barberry Corp., a Delaware corporation (“Barberry”), Modal LLC, a Delaware limited liability company (“Modal”), and Caboose Holding LLC, a Delaware limited liability company (“Caboose” and, together with Barberry and Modal, each a “Contributing Party”, and collectively, the “Contributing Parties”).  Capitalized terms not otherwise defined herein have the meanings set forth in Article X.

RECITALS:

WHEREAS, the Contributing Parties collectively own 11,564,145 shares of common stock of American Railcar Industries, Inc., a North Dakota corporation (the “Corporation”), which shares currently represent approximately 54.3% of the total issued and outstanding shares of capital stock of the Corporation (the “ARI Stock”); and

WHEREAS, the Contributing Parties desire to contribute to IEP, and IEP desires to receive from the Contributing Parties, 11,564,145 shares of ARI Stock (the “Contribution Stock”) upon the terms and subject to the conditions in this Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

Terms of the Transaction

Section 1.1        Contribution of Contribution Stock.  At the Closing, and on the terms set forth in this Agreement, the Contributing Parties shall cause the Contribution Stock to be contributed, assigned, transferred, conveyed and delivered to IEP in the number of shares of ARI Stock set forth opposite each Contributing Party’s name on Schedule 1.1, and IEP shall receive and accept the Contribution Stock.

Section 1.2        Consideration.

(a)                 The consideration to be issued, transferred, conveyed and delivered by IEP to the Contributing Parties at the Closing in exchange for the contribution of the Contribution Stock to IEP shall equal 0.2695 fully paid and non-assessable IEP Units for each share of Contribution Stock, for an aggregate consideration of 3,116,537 IEP Units (the “Exchange Units”).  The Exchange Units shall be allocated among the Contributing Parties as set forth on Schedule 1.1.

(b)                 If the VWAP of the ARI Stock over the period starting on the first trading day of the month immediately following the Closing Date and ending on (and including) the 180th day thereafter (such price, the “Six-Month VWAP”, and such date, the “Measurement Date”) exceeds $11.69, IEP will issue to each Contributing Party a number of IEP Units, rounded to the nearest whole IEP Unit, equal to the quotient obtained by dividing (i) the product of the lesser of (x) the amount by which the Six-Month VWAP exceeds $10.63 and (y) $4.25, and the number of shares of Contribution Stock contributed by such Contributing Party at the Closing, by (ii) $39.45.  In the event of any issuance of IEP Units pursuant to this Section 1.2(b), Beckton shall cause Icahn Enterprises GP Holdings LP (“IEGP”), the general partner of IEP, to make such contribution to IEP as is necessary for IEGP to maintain a 1% general partnership interest in IEP.

(c)                 If the Six-Month VWAP is less than $9.57, each Contributing Party will contribute to IEP a number of IEP Units, rounded to the nearest whole IEP Unit, equal to the quotient obtained by dividing (i) the product of the lesser of (x) the amount by which $10.63 exceeds the Six-Month VWAP and (y) $4.25, and the number of shares of Contribution Stock contributed by such Contributing Party at the Closing, by (ii) $39.45.

(d)                 Prior to and including the Measurement Date, neither Beckton, any Contributing Entity nor any of their respective Affiliates will directly or indirectly acquire or dispose of any ARI Stock or IEP Units (other than purchases or issuances of IEP Units or purchases of ARI Shares by IEP in the ordinary course of business) without the prior consent of the Audit Committee; provided, however, that each party shall be permitted to undertake or engage in any transaction contemplated by the offering memorandum relating to the offering by IEP and Icahn Enterprises Finance Corp., as co-issuers, of Senior Notes due 2016 and Senior Notes due 2018.

Section 1.3        Closing.  The closing of the transactions contemplated by Section 1.1 and Section 1.2 hereof (the “Closing”) shall take place (a) at the offices of IEP, located at White Plains Plaza, 445 Hamilton Avenue – Suite 1210, White Plains, NY 10601, immediately after all the conditions set forth in Article VIII are satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or (b) at such other time, date or place as Barberry and IEP may agree.  The date on which the Closing occurs is herein referred to as the “Closing Date”.  The Closing shall be deemed effective for all accounting, financial and reporting purposes as of the close of business on the Closing Date.

Section 1.4        Actions at the Closing.  At the Closing:  (i) IEP shall issue and deliver to each Contributing Party a certificate or certificates representing the Exchange Units to be received by such Contributing Party pursuant to Section 1.2, or, in the case of any Exchange Units that are held in book-entry form, IEP shall cause such Exchange Units to be transferred to the account designated in writing by such Contributing Party; (ii) each Contributing Party shall deliver to IEP the Contribution Stock it is contributing pursuant to Section 1.1, together with instruments of transfer satisfactory to IEP or, in the case of any Contribution Stock that is held in book-entry form, such Contributing Party shall cause such Contribution Stock to be transferred to the account designated in writing by IEP; (iii) each Contributing Party shall deliver to IEP a statement, meeting the requirements of section 1.1445-2(b)(2) of the Treasury regulations, to the effect that such Contributing Party is not a foreign person; (iv) IEP and the Contributing Parties shall enter into the ARI Registration Rights Assignment Agreement in connection with the ARI Registration Rights Agreement; (v) pursuant to Section 5.1 of the IEP Registration Rights Agreement, each Contributing Party shall deliver to IEP an executed signature page to the IEP Registration Rights Agreement (the “IEP Registration Rights Joinder”); (vi) IEP shall acknowledge, by signing the IEP Registration Rights Joinder, that, as a result of the Contributing Parties’ delivery of the IEP Registration Rights Joinder, the Contributing Parties shall be and shall be deemed to be each a “Holder” under the IEP Registration Rights Agreement for all purposes thereunder; (vii) IEP shall deliver or cause to be delivered to the Contributing Parties evidence that the NYSE has approved the Exchange Units for listing, subject only to official notice of issuance, in form and substance reasonably acceptable to Contributing Parties; and (viii) Beckton shall cause IEGP to make such contribution to IEP as is necessary for IEGP to maintain a 1% general partnership interest in IEP.

Section 1.5        Adjustments.  In the event that the number of shares of ARI Stock or IEP Units, or securities convertible or exchangeable into or exercisable for ARI Stock or IEP Units, issued and outstanding prior to (and including) the Measurement Date changes as a result of a reclassification, stock or unit split (including a reverse stock or unit split), stock or unit dividend or stock or unit distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the ARI Stock and/or IEP Units to be delivered as consideration hereunder, as applicable, shall be proportionately and equitably adjusted to account for such change.

Section 1.6        Tax Treatment.  The parties agree and acknowledge that the contribution of the Contribution Stock to IEP in exchange for the Exchange Units is intended to qualify as a tax-free contribution to a partnership under Code Section 721(a) and no party, on a Tax Return or otherwise, shall, except to the extent required by Law, take any position inconsistent with such treatment.

Section 1.7        704(c) Methods.  Beckton will cause IEGP, to the extent possible, to take such action as is necessary, including selecting methods under Code Section 704(c), to cause each Exchange Unit to have the same economic and tax characteristics to any purchaser or acquiror thereof as each other IEP Unit, provided that Beckton consults with the Audit Committee with respect to all Code Section 704(c) elections relating to this transaction.

ARTICLE II

Representations and Warranties of Contributing Parties Relating to Contributing Parties

Each Contributing Party hereby makes the following representations and warranties contained in this Article II to IEP.

Section 2.1        Organization of Contributing Parties.  Such Contributing Party is a limited liability company duly organized or a corporation duly incorporated, as applicable, validly existing and in good standing under the Laws of the State of Delaware.  Such Contributing Party has full organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  Such Contributing Party is an Affiliate (as defined under the IEP Registration Rights Agreement) of a Holder (as defined under the IEP Registration Rights Agreement).

Section 2.2        Authority.  The execution and delivery by such Contributing Party of this Agreement, and the performance by such Contributing Party of its obligations hereunder, have been duly and validly authorized by all requisite limited liability company or corporate action on the part of such Contributing Party and no other action on the part of such Contributing Party or its managing members or shareholders is necessary for such execution, delivery or performance.  This Agreement has been duly and validly executed and delivered by such Contributing Party and constitutes a legal, valid and binding obligation of such Contributing Party, enforceable against such Contributing Party in accordance with its terms.

Section 2.3        Title.  Such Contributing Party is the sole owner of the Contribution Stock set forth opposite its name on Schedule 1.1 and has good and valid title to such Contribution Stock, free and clear of all Liens.  The delivery of such Contribution Stock and other instruments of transfer delivered by such Contributing Party to IEP at the Closing will transfer to IEP good and valid title to the Contribution Stock owned by such Contributing Party immediately prior to the Closing, free and clear of all Liens.

Section 2.4        No Conflicts.  The execution and delivery by such Contributing Party of this Agreement do not, and the performance by such Contributing Party of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

(a)                 conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents of such Contributing Party;

(b)                 conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to such Contributing Party;

(c)                 (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require such Contributing Party to obtain any consent, approval or action of, make any filing (other than with the SEC pursuant to Section 13 and Section 16 of the Exchange Act) with or give any notice to any Person, as a result or under the terms of, or (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, any Contract or License to which such Contributing Party is a party; or

(d)                 result in the creation or imposition of any Lien upon the Contribution Stock.

Section 2.5        Governmental Consents and Approvals.  Other than (i) compliance with any applicable foreign or state securities or blue sky Laws and (ii) the filings or notices that are required and customary pursuant to any state environmental transfer statutes, no consent, authorization or approval of, filing (other than with the SEC pursuant to Section 13 and Section 16 of the Exchange Act) or registration with, or cooperation from, any Governmental or Regulatory Authority is necessary in connection with the execution, delivery and performance by such Contributing Party of this Agreement or the consummation of the transactions contemplated hereby.

Section 2.6        Brokers.  Such Contributing Party has not used any broker or finder in connection with the transactions contemplated hereby, and neither IEP nor any of its Affiliates has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained or purporting to be retained by such Contributing Party in connection with any of the transactions contemplated by this Agreement.

Section 2.7        No Purchases or Sales.  Other than the acquisition or disposition of ARI Stock or IEP Units from or to Affiliates, no Contributing Party nor any of its Affiliates has directly or indirectly acquired or disposed of any ARI Stock or IEP Units during the 60 days preceding the date hereof.

ARTICLE III

Representations and Warranties of Barberry Relating to Barberry

Barberry hereby makes the following representations and warranties contained in this Article III to IEP.

Section 3.1        Net Worth of Barberry.  Schedule 3.1 sets forth the net worth of Barberry as of the date hereof.

ARTICLE IV

Representations and Warranties of Beckton Relating to Beckton

Beckton hereby makes the following representations and warranties contained in this Article IV to IEP.

Section 4.1        Organization.  Beckton is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.  Beckton has full organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

Section 4.2        Authority.  The execution and delivery by Beckton of this Agreement, and the performance by Beckton of its obligations hereunder, has been duly and validly authorized by Beckton’s board of directors and no other action on the part of Beckton or its shareholders is necessary for such execution, delivery or performance.  This Agreement has been duly and validly executed and delivered by Beckton and constitutes a legal, valid and binding obligation of Beckton, enforceable against Beckton in accordance with its terms.

Section 4.3        No Conflicts.  The execution and delivery by Beckton of this Agreement does not, and the performance by Beckton of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

(a)              conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents of Beckton;

(b)              conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Beckton; or

(c)               (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Beckton to obtain any consent, approval or action of, make any filing (other than with the SEC pursuant to Section 13 and Section 16 of the Exchange Act) with or give any notice to any Person, as a result or under the terms of, or (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, any Contract or License to which Beckton is a party.

Section 4.4        Governmental Consents and Approvals.  Other than (i) compliance with any applicable foreign or state securities or blue sky Laws and (ii) the filings or notices that are required and customary pursuant to any state environmental transfer statutes, no consent, authorization or approval of, filing (other than with the SEC pursuant to Section 13 and Section 16 of the Exchange Act) or registration with, or cooperation from, any Governmental or Regulatory Authority is necessary in connection with the execution, delivery and performance by Beckton of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.5        Brokers.  Beckton has not used any broker or finder in connection with the transactions contemplated hereby, and neither IEP nor any of its Affiliates has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained or purporting to be retained by Beckton in connection with any of the transactions contemplated by this Agreement.

Section 4.6        No Purchases or Sales.  Other than the acquisition or disposition of ARI Stock or IEP Units from or to Affiliates, neither Beckton nor any of its Affiliates has directly or indirectly acquired or disposed of any ARI Stock or IEP Units during the 60 days preceding the date hereof.

ARTICLE V

Representations and Warranties of Contributing Parties Relating to the Corporation
and its Subsidiaries

Except as (i) disclosed in the Current ARI SEC Documents (other than any disclosures set forth in any risk factor section or in any section relating to forward-looking statements, and any other disclosures included therein to the extent they are forward-looking in nature, whether or not appearing in such sections), provided that no disclosure in the Current ARI SEC Documents shall be deemed to qualify the representations or warranties of the Contributing Parties that are contained in Section 5.7(b), and (ii) set forth on the Corporation disclosure schedule delivered by the Contributing Parties to IEP concurrently with the execution and delivery of this Agreement (the “Corporation Disclosure Schedule”), the Contributing Parties hereby make the following representations and warranties contained in this Article V to IEP.  The Corporation Disclosure Schedule is arranged and numbered to correspond to the numbered and lettered paragraphs contained in this Article V.  Unless otherwise specified herein, disclosure made in any particular Section of the Corporation Disclosure Schedule shall be deemed made in any other Section or Sections of the Corporation Disclosure Schedule to which the relevance of such disclosure is readily apparent on its face from the text of such disclosure.

Section 5.1        Due Organization.

(a)                 The Corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation, with all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being owned, leased, operated and conducted.  The Corporation is licensed or qualified to do business and is in good standing (where the concept of “good standing” is applicable) as a foreign corporation in each jurisdiction where the nature of its Assets and Properties require such licensing or qualification, except where the failure to be so licensed or qualified would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Corporation.

(b)                 Each Subsidiary of the Corporation that was required to be listed in Exhibit 21 to the Corporation’s most recent Annual Report on Form 10-K was so listed.  Each Subsidiary of the Corporation has been duly incorporated or organized and is validly existing under the laws of the jurisdiction of its incorporation or organization, with all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being owned, leased, operated and conducted, except where the failure to be so duly incorporated or organized or validly existing, or to have all such requisite power or authority, would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.  Each Subsidiary is licensed or qualified to do business as a foreign corporation and is in good standing (where the concept of “good standing” is applicable) as a foreign corporation in each jurisdiction where the nature of its Assets and Properties require such licensing or qualification, except where the failure to be so licensed or qualified would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

Section 5.2        Capitalization.

(a)                 As of the date hereof, the authorized capital stock of the Corporation consists of 50,000,000 shares of common stock, of which 21,302,296 shares of common stock are issued and outstanding as of the date hereof.  As of the date hereof, the 21,302,296 shares referenced in the preceding sentence represent all of the issued and outstanding capital stock of the Corporation.  All of the shares of Contribution Stock have been duly authorized and are validly issued, fully paid and nonassessable.

(b)                 No Person holds any option, warrant, convertible security or other right to acquire any capital stock or other securities of the Corporation.  There are no obligations, contingent or otherwise, of the Corporation to repurchase, redeem or otherwise acquire any ownership interests of the Corporation or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any Person.

Section 5.3        SEC Filings.

(a)                 The Corporation has timely filed all Required ARI SEC Documents.

(b)                 As of their respective filing dates, the Current ARI SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 applicable to such Current ARI SEC Documents.

(c)                 The Current ARI SEC Documents, when filed pursuant to the Securities Act or Exchange Act, as the case may be, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)                 Each of the financial statements (including the related notes) of the Corporation included in the Current ARI SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, had been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Corporation and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

Section 5.4        Governmental Approvals; No Violations.  Other than (i) compliance with any applicable foreign or state securities or blue sky Laws and (ii) the filings or notices that are required and customary pursuant to any state environmental transfer statutes, no notices, reports or other filings are required to be made by the Corporation with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Corporation from, any Governmental or Regulatory Authority or any other Person in connection with the execution, delivery and performance of this Agreement by the Corporation and the consummation of the transactions contemplated hereby.

Section 5.5        No Material Adverse Effects or Changes.  To the Contributing Parties’ Knowledge, since September 30, 2009, (i) the Corporation and its Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect; (ii) there has been no change, event, development, damage or circumstance affecting the Corporation and its Subsidiaries, taken as a whole, that, individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Corporation and its Subsidiaries, taken as a whole; (iii) there has not been any material change by the Corporation in its accounting methods, principles or practices, or any material revaluation by the Corporation of any of its assets, including material writing down the value of inventory or material writing off notes or accounts receivable; and (iv) each of the Corporation and its Subsidiaries has conducted its business only in the ordinary course of business consistent with past practice, except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

Section 5.6        Title to Properties.  Each of the Corporation and its Subsidiaries has good and marketable title to, and each of them is the lawful owner of, all of their property (real and personal) owned by each of them, free and clear of all Liens, except where the failure to possess good and marketable title would not, individually or in the aggregate, adversely affect in any material respect the ability of the Corporation and its Subsidiaries, taken as a whole, to conduct their business in the ordinary course, consistent with past practice; all the property held under lease by the Corporation and its Subsidiaries is held thereby under valid, subsisting and enforceable leases, assuming the due and valid execution by the lessors thereto, except where the failure to have valid, subsisting and enforceable leases would not, individually or in the aggregate, adversely affect in any material respect the ability of the Corporation and its Subsidiaries to conduct their business in the ordinary course, consistent with past practice.

Section 5.7        Taxes.

(a)                 The Corporation and each Subsidiary has duly and timely filed with the appropriate taxing authorities all material Tax Returns required to have been filed.  Such Tax Returns are complete and accurate in all material respects.  All Taxes shown as due and payable on such Tax Returns have been paid and all other material Taxes for which either the Corporation or any Subsidiary is liable that are due and payable have been paid or adequately reserved for on the financial statements of the Corporation.

(b)                 Neither the IRS nor any other taxing authority (whether domestic or foreign) has asserted in writing against the Corporation or any Subsidiary any material deficiency or material claim for Taxes in excess of the reserves established therefor.

(c)                 The contribution of the Contribution Stock by the Contributing Parties to IEP in exchange for the Exchange Units has not and will not result in any material income Taxes payable by the Corporation or any Subsidiary, other than as a result of the loss, reduction, or limitation of any net operating losses, credits, deductions, carryforwards of such or other items, or other Tax attributes.

Section 5.8        Employee Matters/Employee Benefit Plans.  Except for matters which would not, individually, or in the aggregate, be reasonably likely to have a Material Adverse Effect:

(a)                 Except as accrued thereafter in accordance with the terms of the Plans as of the date hereof, neither the Corporation nor any of its Subsidiaries has incurred any material liability, and no event, transaction or condition has occurred or exists that could result in any material liability, on account of any Plans, including but not limited to liability for (i) additional contributions required to be made under the terms of any Plan or its related trust, insurance contract or other funding arrangement with respect to periods ending on or prior to the date hereof which are not reflected, reserved against or accrued in the Corporation’s financial statements; or (ii) breaches by the Corporation, or, to the Contributing Parties’ Knowledge, the trustees under the trusts created under the Plans, or any other Persons under ERISA or any other applicable Law.  Each of the Plans has been operated and administered in material compliance with its terms, all applicable Laws and, if applicable, collective bargaining agreements.  Since January 1, 2008, neither the Corporation nor any of its Subsidiaries has communicated to any current or former director, officer, employee or consultant thereof any intention or commitment to amend or modify any Plan, or to establish or implement any other employee or retiree benefit or compensation plan or arrangement, which would materially increase the cost to the Corporation and the Subsidiaries, taken as a whole.

(b)                 Each Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code, and the trust (if any) forming a part thereof has received or requested a favorable determination letter or is covered by an opinion letter from the Internal Revenue Service and, to the Contributing Parties’ Knowledge, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination.  All amendments and actions required to bring each Plan into conformity with the applicable provisions of ERISA, the Code, and any other applicable Laws have been made or taken.

(c)                 There are no pending or threatened claims by or on behalf of any participant in any of the Plans, or otherwise involving any such Plan or the assets of any Plan, other than routine claims for benefits in the ordinary course.  The Plans are not presently under audit or examination (nor has notice been received of a potential audit or examination) by the Internal Revenue Service or the Department of Labor.

(d)                 None of the Plans provides benefits of any kind with respect to current or former employees, officers, or directors (or their beneficiaries) of the Corporation or any of its Subsidiaries beyond their retirement or other termination of employment, other than (i) coverage for benefits mandated by Section 4980B of the Code, (ii) death benefits or retirement benefits under an employee pension benefit plan (as defined by Section 3(2) of ERISA), or (iii) benefits, the full cost of which is borne by such current or former employees, officers, directors, or beneficiaries.

(e)                 No Plan sponsored by the Corporation is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or a “multiple employer plan” as addressed in section 4063 or 4064 of ERISA.  No Plan sponsored by the Corporation is subject to Title IV of ERISA.

(f)                 The consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event, including, without limitation, the passage of time) result in (i) any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus payments or otherwise) becoming due under any agreement or oral arrangement to any current or former director, officer, employee or consultant of the Corporation or any of its Subsidiaries, (ii) any increase in the amount of salary, wages or other benefits payable to any director, officer, employee or consultant of the Corporation or any of its Subsidiaries, or (iii) any acceleration of the vesting or timing of payment of any benefits or compensation (including, without limitation, any increased or accelerated funding obligation) payable to any director, officer, employee or consultant of the Corporation or any of its Subsidiaries.

(g)                 There is, and since January 1, 2008 there has been, to the Contributing Parties’ Knowledge, (i) (A) no unfair labor practice complaint pending or threatened against the Corporation before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or threatened, (B) no strike, labor dispute, slowdown or stoppage pending or threatened against the Corporation or any of its Subsidiaries and (C) no union representation dispute currently existing concerning the employees of the Corporation or any of its Subsidiaries, and (ii) (A) no union organizing activities are currently taking place concerning the employees of the Corporation or any of its Subsidiaries and (B) there has been no violation of any federal, state, local or foreign law relating to discrimination in the hiring, promotion or pay of employees, any applicable wage or hour laws.

Section 5.9        Litigation.  There are no material actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to the Contributing Parties’ Knowledge, threatened against or affecting any of the Corporation or its Subsidiaries or any of their respective officers, directors, employees or agents in their capacity as such, or any of the Corporation’s or any of its Subsidiaries’ respective Assets and Properties or the respective businesses of the Corporation or its Subsidiaries that, if determined adversely to the Corporation or such Subsidiary or any of their officers, directors, employees or agents in their capacity as such would be reasonably expected to be material to the Corporation and its Subsidiaries, and to the Contributing Parties’ Knowledge, there are no facts or circumstances which may give rise to any of the foregoing.  Neither the Corporation nor any of its Subsidiaries is subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental or Regulatory Authority.

Section 5.10      Claims Against Officers and Directors.  There are no pending or, to the Contributing Parties’ Knowledge, threatened claims against any current or former director, officer, employee or agent of the Corporation, any of its Subsidiaries or any other Person, which could give rise to any material claim for indemnification against the Corporation or any of its Subsidiaries or cause the Corporation or any of its Subsidiaries to incur any liability or otherwise suffer or incur any Loss.

Section 5.11      Insurance.  The Corporation and its Subsidiaries, as the case may be, maintain insurance policies that provide adequate and suitable insurance coverage for their respective businesses and are on such terms, cover such risks and are in such amounts as the insurance customarily carried by comparable companies of established reputation similarly situated and carrying on the same or similar business.  All such insurance is fully in force on the date hereof except where the failure to maintain such insurance would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

Section 5.12      Compliance with Law.  To the Contributing Parties’ Knowledge, each of the Corporation and its Subsidiaries is in material compliance and, at all times since January 1, 2008, has been in compliance in all material respects with all applicable Laws relating to each of them or their respective Assets and Properties or business.  No investigation or review by any Governmental or Regulatory Authority or self-regulatory authority is pending or, to the Contributing Parties’ Knowledge, threatened, nor has any such authority indicated in writing to any Contributing Party or the Corporation or any of its Subsidiaries an intention to conduct an investigation or review of the Corporation or any of its Subsidiaries.

Section 5.13      Undisclosed Liabilities.  To the Contributing Parties’ Knowledge, neither the Corporation nor any of its Subsidiaries has any material liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, other than liabilities and obligations incurred after September 30, 2009 in the ordinary course of business consistent with past practice (including as to amount and nature).

Section 5.14      Related Parties.  Since January 1, 2008, there have been no transactions with “related persons” (as such term is defined by Item 404 of Regulation S-K promulgated under the Securities Act (“Item 404”)) of the Corporation that would be required to be disclosed pursuant to Item 404 that have not been disclosed as required by Item 404.

Section 5.15      Intellectual Property.

(a)                 The Corporation and its Subsidiaries own or have obtained valid and enforceable licenses for, or other rights to use, the inventions, patent applications, patents, trademarks (both registered and unregistered), tradenames, service names, copyrights, trade secrets and other proprietary information (collectively, “Intellectual Property”) owned or licensed by them or which are necessary for the conduct of their respective businesses, except where the failure to own, license or have such rights would not, individually or in the aggregate, adversely affect the ability of the Corporation and its Subsidiaries to conduct their business in the ordinary course, consistent with past practice; (i) to the Contributing Parties’ Knowledge, there are no third parties who have, or will be able to establish, rights to any Intellectual Property, except for the ownership rights of the owners of the Intellectual Property which is licensed to the Corporation or any of its Subsidiaries; (ii) to the Contributing Parties’ Knowledge, there is no infringement by third parties of any Intellectual Property; (iii) there is no pending or, to the Contributing Parties’ Knowledge, threatened action, suit, proceeding or claim by others challenging the Corporation’s or any of its Subsidiaries’ rights in or to any Intellectual Property; (iv) there is no pending or, to the Contributing Parties’ Knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any Intellectual Property, and to the Contributing Parties’ Knowledge, there are no facts which could form a reasonable basis for any such claim; and (v) there is no pending or, to the Contributing Parties’ Knowledge, threatened action, suit, proceeding or claim by others that the Corporation or any of its Subsidiaries infringes or otherwise violates any patent, trademark, copyright, trade name, service name, trade secret or other proprietary rights of others, and to the Contributing Parties’ Knowledge there are no facts which could form a reasonable basis for any such action, suit, proceeding or claim;

(b)                 All Intellectual Property has been duly registered with, filed in or issued by the relevant filing offices, domestic or foreign, to the extent necessary or desirable to ensure full protection under any applicable Law, and such registrations, filings or issuances remain in full force and effect, other than as would not, individually or in the aggregate, adversely affect the ability of the Corporation and its Subsidiaries to conduct their business in the ordinary course, consistent with past practice.

Section 5.16      Environmental Matters.

(a)                 To the Contributing Parties’ Knowledge, the Corporation and its Subsidiaries and their Assets and Properties and operations are and have been in compliance with, and hold all permits, authorizations and approvals required under, Environmental Laws, except to the extent that failure to so comply or to hold such permits, authorizations or approvals would not, individually or in the aggregate, adversely affect the ability of the Corporation and it Subsidiaries to conduct their business in the ordinary course, consistent with past practice.

(b)                 To the Contributing Parties’ Knowledge, except as would not, individually or in the aggregate, adversely affect the ability of the Corporation and its Subsidiaries to conduct their business in the ordinary course, consistent with past practice, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, actions, omissions or plans that could reasonably be expected to give rise to any material costs or material liabilities to the Corporation or any of its Subsidiaries under, or to materially interfere with or materially prevent compliance by the Corporation or any of its Subsidiaries with, Environmental Laws.

(c)                 To the Contributing Parties’ Knowledge, except as would not, individually or in the aggregate, adversely affect the ability of the Corporation and its Subsidiaries to conduct their business in the ordinary course, consistent with past practice, none of the Corporation or any of its Subsidiaries (i) is the subject of any investigation, (ii) has received any written notice or claim, (iii) is a party to or affected by any pending or threatened action, suit or proceeding, (iv) is bound by any judgment, decree or order or (v) has entered into any agreement, in each case relating to any alleged material violation of any Environmental Law or any actual or alleged material release or threatened material release or cleanup at any location of any Hazardous Materials.

Section 5.17      Contracts.

(a)                 The agreements, contracts or instruments filed with the SEC as exhibits to the Current ARI SEC Documents (the “Material Contracts”) are the only material agreements, contracts or instruments that are binding upon the Corporation and its Subsidiaries that are material to the operation of the business of the Corporation and its Subsidiaries, taken as a whole.  The Material Contracts filed with the SEC as exhibits to the Current ARI SEC Documents are the only agreements, contracts or instruments required to be disclosed by the Corporation under Item 601 of Regulation S-K promulgated under the Securities Act.

(b)                 To the Contributing Parties’ Knowledge, prior to the date hereof, true, correct and complete copies of each Material Contract have been delivered or made available to IEP.  Each such Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the Corporation or any of the Subsidiaries, as the case may be, and, to the Contributing Parties’ Knowledge, of each other party thereto; and neither the Corporation nor any of the Subsidiaries nor, to the Contributing Parties’ Knowledge, any other party to such Contract, is in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract).

Section 5.18      Accuracy of Statements.  To the Contributing Parties’ Knowledge, neither this Agreement nor any schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of any Contributing Party to IEP or any of its representatives or Affiliates in connection with this Agreement or any of the transactions contemplated hereby, nor any of the matters disclosed in the Current ARI SEC Documents, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

Section 5.19      Investor Representation.  Each Contributing Party will acquire the IEP Units for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributions or selling the IEP Units in violation of the federal securities Laws or any applicable foreign or state securities Laws, and understands that the IEP Units will be sold without registration under the federal and applicable state securities Laws in reliance upon such representation.  No Contributing Party will offer to sell or otherwise dispose of the IEP Units acquired by it hereunder in violation of any of the registration requirements of the Securities Act or any comparable state Laws.

ARTICLE VI

Representations and Warranties of IEP

Except as set forth on the IEP disclosure schedule delivered by IEP to the Contributing Parties concurrently with the execution and delivery of this Agreement (the “IEP Disclosure Schedule”), IEP hereby makes the following representations and warranties contained in this Article VI to the Contributing Parties.  The IEP Disclosure Schedule is arranged and numbered to correspond to the numbered and lettered paragraphs contained in this Article VI.  Unless otherwise specified herein, disclosure made in any particular Section of the IEP Disclosure Schedule shall be deemed made in any other Section or Sections of the IEP Disclosure Schedule to which the relevance of such disclosure is readily apparent on its face from the text of such disclosure.

Section 6.1        Organization of IEP.  IEP is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware.  IEP has full organizational power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder and to consummate the transactions contemplated hereby.

Section 6.2        Authority.  The execution and delivery by IEP of this Agreement, and the performance by IEP of its obligations hereunder, have been duly and validly authorized and no other action on the part of IEP or IEP’s general partner is necessary.  This Agreement has been duly and validly executed and delivered by IEP and constitutes a legal, valid and binding obligation of IEP enforceable against IEP in accordance with its terms.

Section 6.3        No Conflicts.  The execution and delivery by IEP of this Agreement do not, and the performance by IEP of its obligations under this Agreement and the consummation of the transactions contemplated hereby, will not:

(a)                 conflict with, or result in a violation or breach of, any of the terms, conditions or provisions of the organizational documents of IEP;

(b)                 conflict with, or result in a violation or breach of, any term or provision of any Law or Order applicable to IEP; or

(c)                 (i) conflict with, or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require IEP to obtain any consent, approval or action of, make any filing (other than with the SEC pursuant to Section 13 and Section 16 of the Exchange Act) with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Lien upon IEP or any of its Assets and Properties under, any Contract or License to which IEP is a party or by which any of its Assets and Properties are bound.

Section 6.4        Consents and Approvals.  No consent, authorization or approval of, filing (other than with the SEC pursuant to Section 13 and Section 16 of the Exchange Act) or registration with, or cooperation from, any Governmental or Regulatory Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by IEP of this Agreement or the consummation of the transactions contemplated hereby.

Section 6.5        Brokers.  IEP has not used any broker or finder in connection with the transactions contemplated hereby, and neither the Contributing Parties nor the Corporation nor any Affiliate of the Contributing Parties or the Corporation has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained or purporting to be retained by IEP in connection with any of the transactions contemplated by this Agreement.

Section 6.6        Investor Representation.  IEP will acquire the Contribution Stock for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributions or selling the Contribution Stock in violation of the federal securities Laws or any applicable foreign or state securities Laws, and understands that the Contribution Stock will be sold without registration under the federal and applicable state securities Laws in reliance upon such representation.  IEP will not offer to sell or otherwise dispose of the Contribution Stock acquired by it hereunder in violation of any of the registration requirements of the Securities Act or any comparable state Laws.

Section 6.7        Title.  The Exchange Units have been duly authorized by all required action on the part of IEP.  The delivery of the Exchange Units delivered by IEP to the Contributing Parties at the Closing will transfer to the Contributing Parties good and valid title to the Exchange Units free and clear of all Liens, other than any Liens created by any Contributing Party.

Section 6.8        Tax.

(a)           IEP is classified as a partnership and not an association taxable as a corporation for U.S. federal income Tax purposes.

(b)           IEP has timely filed all material Tax Returns required to be filed through the date of this Agreement with respect to the income, properties or operations of IEP and its Subsidiaries.  All such returns are true, correct and complete in all material respects under applicable U.S. federal, state, local or foreign Tax Laws.

ARTICLE VII

Covenants

Section 7.1        Maintenance of Business Prior to Closing.

(a)           The Contributing Parties shall cause the Corporation from the date hereof through the Closing Date to:

(i)           conduct its operations and business in the ordinary course consistent with past practice;

(ii)          use all commercially reasonable efforts to maintain its business and properties, including its physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers and employees;

(iii)         maintain its corporate existence;

(iv)         maintain its books and records and accounts in the ordinary course of business in compliance with all applicable laws and governmental orders;

(v)          pay and discharge when due all taxes, assessments and governmental charges imposed upon it or any of its properties, or upon the income or project therefrom in the ordinary course of business consistent with past practice;

(vi)         promptly notify IEP of any Material Adverse Change; and

(vii)        permit representatives of IEP to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Corporation, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Corporation.

(b)           Without limiting the generality of the foregoing, from the date hereof through the Closing, the Contributing Parties shall not authorize or permit the Corporation directly or indirectly to do, or propose to do, any of the following without the prior written consent of IEP:

(i)           engage in any transaction or take or omit to take any action that would result in a breach of any representation or warranty in Articles II, III, IV or V of this Agreement;

(ii)         declare, set aside, or pay any dividend, other than intercompany dividends by a Subsidiary to the Corporation or to another Subsidiary;

(iii)         declare or pay any increase in compensation to any officer, director, employee or agent of the Corporation or any Subsidiary, except in the ordinary course of business consistent with past practice;

(iv)         enter into any Contract that, had it been in effect on the date hereof, would have been required to be disclosed by the Corporation under Item 601 of Regulation S-K promulgated under the Securities Act, except for those Contracts entered into in the ordinary course of business consistent with past practice;

(v)          permit, allow or suffer any of its properties, assets or rights to be subject to any Lien;

(vi)         incur any long-term indebtedness;

(vii)        make any material capital expenditure or commitment, other than for emergency repairs or replacement, except for those capital expenditures or commitments made in the ordinary course of business consistent with past practice; or

(viii)       terminate, materially modify, assign, or materially amend any Material Contract, except in the ordinary course of business consistent with past practice.

(c)           Notwithstanding the foregoing or any other provision of this Agreement, the parties hereto agree that the Corporation may, and the Contributing Parties may permit the Corporation to, take any of the actions set forth on Schedule 7.1(c).

Section 7.2        Efforts to Consummate Transaction.

(a)           From the date hereof through the Closing Date, upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement.  The parties will use their commercially reasonable efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, licenses, permits or authorizations are required to be obtained (or, which if not obtained, would result in a Material Adverse Effect or an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable Law or regulation or from any Governmental or Regulatory Authority or third parties, and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations.

(b)           From the date hereof through the Closing Date, the Contributing Parties shall give prompt written notice to IEP of: (i) any occurrence, or failure to occur, of any event whose occurrence or failure to occur would reasonably be expected to cause any representation or warranty of the Contributing Parties contained in this Agreement, if made on or as of the date of such event or as of the Closing Date, to be untrue or inaccurate, except for changes permitted by this Agreement and except to the extent that any representation and warranty is made as of a specified date, in which case, such representation and warranty shall be true, complete and accurate as of such date; or (ii) any failure of the Contributing Parties or of any officer, member, director, employee, consultant or agent of the Contributing Parties, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or them under this Agreement; provided, however, that no such notification shall affect the representations or warranties of the Contributing Parties or the conditions to the obligations of IEP hereunder.  From the date hereof through the Closing Date, IEP shall give prompt written notice to the Contributing Parties of:  (i) any occurrence, or failure to occur, of any event whose occurrence or failure to occur would reasonably be expected to cause any representation or warranty of IEP contained in this Agreement, if made on or as of the date of such event or as of the Closing Date, to be untrue or inaccurate, except for changes permitted by this Agreement and except to the extent that any representation and warranty is made as of a specified date, in which case, such representation and warranty shall be true, complete and accurate as of such date; or (ii) any failure of IEP or any officer, general partner, director, employee, consultant or agent of IEP, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or them under this Agreement; provided, however, that no such notification shall affect the representations or warranties of IEP or the conditions to the obligations of the Contributing Parties hereunder.

ARTICLE VIII

Conditions to Closing

Section 8.1        Conditions to Obligations of Parties.  The respective obligations of the parties hereto to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of the following condition:

(a)           Closing of IEP Bond Offering.  The offering by IEP and Icahn Enterprises Finance Corp., as co-issuers, of Senior Notes due 2016 and Senior Notes due 2018 shall have been consummated.

Section 8.2        Conditions to Obligations of the Contributing Parties.  The obligation of the Contributing Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a)           Representations and Warranties; Covenants.  (i) Each of the representations and warranties of IEP contained in this Agreement shall have been accurate, true and correct on and as of the date hereof, and shall also be accurate, true and correct in all material respects on and as of the Closing Date with the same force and effect as though made by IEP as of the Closing Date (other than the representations and warranties made as of a specific date, which representations and warranties shall have been true and correct only as of such date); (ii) the covenants contained in this Agreement that are to be complied with by IEP on or before the Closing shall have been complied with in all material respects; and (iii) the Contributing Parties shall have received a certificate dated the Closing Date of IEP signed by a duly authorized representative of IEP stating that the conditions specified in clauses (i) and (ii) of this Section 8.2(a) have been satisfied.

(b)           No IEP Material Adverse Effect.  Since the date of this Agreement, no event, fact or circumstance shall have occurred or exist that would constitute, or would reasonably be expected to have, a Material Adverse Effect on IEP.

Section 8.3                                Conditions to Obligations of IEP.  The obligations of IEP to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a)           Representations and Warranties; Covenants.  (i) Each of the representations and warranties contained in Articles II, III, IV or V of this Agreement shall have been accurate, true and correct on and as of the date hereof, and shall also be accurate, true and correct in all material respects on and as of the Closing Date with the same force and effect as though made as of the Closing Date (other than the representations and warranties made as of a specific date, which representations and warranties shall have been true and correct only as of such date); (ii) the covenants contained in this Agreement that are to be complied with by the Contributing Parties on or before the Closing shall have been complied with in all material respects; and (iii) IEP shall have received a certificate dated the Closing Date of the Contributing Parties and Beckton, signed by a duly authorized representative of each Contributing Party and Beckton, stating that the conditions specified in clauses (i) and (ii) of this Section 8.3(a) have been satisfied.

(b)           No Material Adverse Effect.  Since the date of this Agreement, no event, fact or circumstance shall have occurred or exist that would constitute, or would reasonably be expected to have, a Material Adverse Effect.

ARTICLE IX

Indemnification

Section 9.1        Indemnification by Barberry.

(a)           Barberry agrees to indemnify IEP, its Affiliates and their respective officers, directors, employees, independent contractors, stockholders, principals, partners, agents, or representatives (other than Carl C. Icahn and his Affiliates other than Icahn Enterprises G.P. Inc. and its controlled Affiliates; provided, however, that for all purposes of this Article IX, neither the Corporation nor any of its controlled Affiliates shall be deemed to be Affiliates of Icahn Enterprises G.P. Inc.) (each an “Indemnified Person” and collectively, the “Indemnified Persons”) against, and to hold each Indemnified Person harmless from, any and all Losses incurred or suffered by any Indemnified Person relating to or arising out of or in connection with (i) any breach of or any inaccuracy in any representation or warranty made by any Contributing Party in this Agreement, (ii) any breach of or failure by any Contributing Party to perform any of its covenants or obligations set out or contemplated in this Agreement or (iii) any material deficiency or material claim for Taxes set forth in Section 5.7(b) of the Corporation Disclosure Schedule, but, in the case of this Section 9.1(a)(iii) only to the extent that the Losses incurred or suffered by any Indemnified Person relating to or arising out of any such deficiency or claim exceeds the amount of the reserves established for such deficiency or claim.

(b)           Notwithstanding any provisions to the contrary contained herein, (x) indemnification for Losses under Section 9.1(a) shall be payable by Barberry only if the aggregate amount of all Losses incurred by the Indemnified Persons shall exceed the Basket Amount, at which time all such Losses, including any Losses comprising the Basket Amount, shall be recoverable and (y) the aggregate liability of Barberry for indemnification of IEP under Section 9.1(a) shall in no event exceed the Cap Amount.

(c)           For purposes of this Article IX, (i) any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, “Material Adverse Effect”, “Material Adverse Change” or similar qualification, and without regard to any qualification or requirement that a matter be or not be “reasonably expected” to occur, contained in or otherwise applicable to such representation or warranty and (ii) any qualification of any representations and warranties by reference to the Contributing Parties’ Knowledge in Sections 5.5, 5.13, 5.16 and 5.18 (other than any references to threatened, anticipated, or foreseeable) shall be disregarded in determining whether any such representations or warranties have been breached and in the calculation of the amount of any Losses resulting therefrom.

Section 9.2        Claims.  As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement, the Indemnified Person shall promptly give notice to Barberry of such claim and the amount the Indemnified Person will be entitled to receive hereunder from Barberry; provided that the failure of the Indemnified Person to promptly give notice shall not relieve Barberry of its obligations except to the extent (if any) that Barberry shall have been prejudiced thereby.  If Barberry does not object in writing to such indemnification claim within thirty (30) days of receiving notice thereof, the Indemnified Person shall be entitled to recover, on the thirty-fifth day after such notice was given, from Barberry the amount of such claim, and no later objection by Barberry shall be permitted; if Barberry agrees that it has an indemnification obligation but objects that it is obligated to pay only a lesser amount, the Indemnified Person shall nevertheless be entitled to recover, on the thirty-fifth day after such notice was given, from Barberry the lesser amount, without prejudice to the Indemnified Person’s claim for the difference.  In addition to the amounts recoverable by the Indemnified Person from Barberry pursuant to the foregoing provisions, the Indemnified Person shall also be entitled to recover from Barberry interest on such amounts at the rate of Two Times Prime from, and including, the thirty-fifth day after such notice of an indemnification claim is given to, but not including, the date such recovery is actually made by the Indemnified Person.

Section 9.3        Notice of Third Party Claims; Assumption of Defense.  The Indemnified Person shall give notice as promptly as is reasonably practicable to Barberry of the assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto (a “Third Party Claim”) in respect of which indemnity may be sought under this Agreement; provided that the failure of the Indemnified Person to promptly give notice shall not relieve Barberry of its obligations except to the extent (if any) that Barberry shall have been prejudiced thereby.  Barberry may, at its own expense, participate in the defense of any Third Party Claim, suit, action or proceeding (a) upon notice to the Indemnified Person and (b) upon delivery by Barberry to the Indemnified Person a written agreement that the Indemnified Person is entitled to indemnification for all Losses arising out of such Third Party Claim, suit, action or proceeding and that Barberry shall be liable for the entire amount of any Loss, at any time during the course of any such Third Party Claim, suit, action or proceeding, assume the defense thereof; provided, however, that (i) Barberry’s counsel is reasonably satisfactory to the Indemnified Person, and (ii) Barberry shall thereafter consult with the Indemnified Person upon the Indemnified Person’s reasonable request for such consultation from time to time with respect to such Third Party Claim, suit, action or proceeding.  If Barberry assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Barberry.  If, however, the Indemnified Person reasonably determines in its judgment that representation by Barberry’s counsel of both Barberry and the Indemnified Person would present such counsel with a conflict of interest, then such Indemnified Person may employ separate counsel to represent or defend it in any such Third Party Claim, action, suit or proceeding and Barberry shall pay all of the fees and disbursements in connection with the retention of such separate counsel.  If Barberry fails to promptly notify the Indemnified Party that Barberry desires to defend the Third Party Claim pursuant, or if Barberry gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, then the Indemnified Party will have the right to defend, at the sole cost and expense of Barberry, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Person in good faith or will be settled at the discretion of the Indemnified Person (with the consent of Barberry, which consent will not be unreasonably withheld).  The Indemnified Person will have full control of such defense and proceedings, including any compromise or settlement thereof.  Whether or not Barberry chooses to defend or prosecute any such Third Party Claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

Section 9.4        Settlement or Compromise.  Any settlement or compromise made or caused to be made by the Indemnified Person or Barberry, of any claim, suit, action or proceeding shall also be binding upon Barberry or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise thereof; provided, however, that no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement without its prior written consent.  The Indemnified Person will give Barberry at least thirty (30) days notice of any proposed settlement or compromise of any Third Party Claim, suit, action or proceeding it is defending, during which time Barberry may reject such proposed settlement or compromise; provided, however, that from and after such rejection, Barberry shall be obligated to assume the defense of and full and complete liability and responsibility for such Third Party Claim, suit, action or proceeding and any and all Losses in connection therewith in excess of the amount of unindemnifiable Losses which the Indemnified Person would have been obligated to pay under the proposed settlement or compromise.

Section 9.5        Failure of Barberry to Act.  In the event that Barberry does not assume the defense of any Third Party Claim, suit, action or proceeding brought against an Indemnified Person, then any failure of the Indemnified Person to defend or to participate in the defense of any such Third Party Claim, suit, action or proceeding or to cause the same to be done, shall not relieve Barberry of any of its obligations under this Agreement.

Section 9.6        Tax Character.  The parties agree that any payments made to IEP pursuant to this Article IX will be treated for federal and state income tax purposes as a tax-free contribution to IEP in exchange for the Exchange Units under Code Section 721(a) and no party, on a Tax Return or otherwise, shall, except to the extent required by Law, take any position inconsistent with such treatment.

Section 9.7        Sole and Exclusive Remedy.  The indemnification remedy provided by Barberry to the Indemnified Persons under this Article IX shall be the sole and exclusive remedy to which IEP and each other Indemnified Person shall be entitled after the Closing under this Agreement.  Any amounts owed by Barberry to an Indemnified Person under this Article IX may be paid by Barberry, in its sole discretion, in cash, IEP Units, or a combination of cash and IEP Units.  For purposes of determining the number of IEP Units which are to be delivered to an Indemnified Person upon settlement of an indemnification claim in whole or in part with IEP Units, the value of each IEP Unit shall be deemed to be the lower of (i) $39.45 and (ii) the 30-day VWAP for the 30-day period immediately prior to the date any payment is due.

ARTICLE X

Definitions

Section 10.1      Defined Terms.  As used in this Agreement, the following defined terms have the meanings indicated below:

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person.

“Agreement” has the meaning ascribed to it in the recitals.

“ARI Registration Rights Agreement” means the Registration Rights Agreement, dated as of January 18, 2006, by and among the Corporation, Hopper Investments, LLC, Barberry and certain other parties.

“ARI Stock” has the meaning ascribed to it in the recitals.

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

“Audit Committee” means the Audit Committee of the Board of Directors of the general partner of IEP, as the same may be constituted from time to time.

“Barberry” has the meaning ascribed to it in the recitals.

“Basket Amount” means $1,800,000.

“Beckton” has the meaning ascribed to it in the recitals.

“Business Day” means any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which commercial banks located in New York City are generally closed for business.

“Business or Condition” of any Person means the business, condition (financial or otherwise), properties, assets or results of operations or prospects of such Person, taken as a whole.

“Caboose” has the meaning ascribed to it in the recitals.

“Cap Amount” shall be equal to (a) $123,000,000; plus (b) the product of (i) the number of IEP Units, if any, to be issued pursuant to Section 1.2(b) and (ii) $39.45; minus (c) the product of (i) the number of IEP Units, if any, to be contributed pursuant to Section 1.2(c) and (ii) $39.45.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any successor statutes and any regulations promulgated thereunder.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System List.

“Closing” has the meaning ascribed to it in Section 1.4.

“Closing Date” has the meaning ascribed to it in Section 1.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, lease, commitment, understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, right, warrant, instrument, plan, permit or license, whether written or oral, which is intended or purports to be binding and enforceable and to which either the Corporation or any of its Subsidiaries is a party.

“Contributing Party” or “Contributing Parties” have the respective meanings ascribed to them in the recitals.

“Contribution Stock” has the meaning ascribed to it in the recitals.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Corporation” has the meaning ascribed to it in the recitals.

“Corporation Disclosure Schedule” has the meaning ascribed to it in the introductory paragraph of Article V.

“Current ARI SEC Documents” means, when taken as a whole: (i) all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) filed by the Corporation with the SEC since January 1, 2008; and (ii) any documents (including exhibits and other information incorporated therein) furnished by the Corporation with the SEC since January 1, 2008 on a voluntary basis on Current Reports on Form 8-K.

“Dollars” or numbers proceeded by the symbol “$” means amounts in United States Dollars.

“Environmental Claim” means any action, lawsuit, claim or proceeding (including, without limitations, actions, lawsuits, claims or proceedings by private individuals, Governmental or Regulatory Authorities and employees) arising under any Environmental Law.  An Environmental Claim includes, but is not limited to, a common law action, as well as a proceeding to issue, modify or terminate an Environmental Permit.

“Environmental Law” means all applicable foreign, federal, state, district, and local civil and criminal laws (including common law), regulations, rules, ordinances, codes, decrees, judgments, injunctions, judicial or administrative orders, and contractual obligations relating to public health, welfare and the environment, or for the safety and health of employees or individuals, including, without limitation, those requirements relating to the storage, handling and use of chemicals and other Hazardous Materials, those relating to the generation, processing, treatment, storage, transport, investigation and remediation, or other management of waste materials of any kind, and those relating to the protection of environmentally sensitive species or areas.  Environmental Laws include but are not limited to OSHA, CERCLA, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Oil Pollution Act of 1990 (“OPA”), as amended, the Hazardous Materials Transportation Act, as amended, the Endangered Species Act of 1973, and the state analogs to these.

“Environmental Permit” means any permit, license, approval, registration or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Exchange Units” has the meaning ascribed to it in Section 1.2(a).

“GAAP” means U.S. generally accepted accounting principles at the time in effect.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, administrative or other agency, commission, authority, licensing board official or other instrumentality of the United States or any state, county, city or other political subdivision thereof, or of any foreign government having competent jurisdiction over the Business or Condition of any Person.

“Hazardous Material” means “hazardous substance” and “pollutant or contaminant,” as those terms are defined or used in Section 101 of CERCLA and any other substances or chemicals regulated because of their effect or potential effect on public health and the environment, or the health and safety of employees or individuals, including, without limitation, (i) petroleum, petroleum hydrocarbons, or any fraction or byproduct thereof, (ii) natural gas liquids, (iii) polychlorinated byphenyls in any form or condition, (iv) lead paint, (v) asbestos containing materials in any form or condition, (vi) urea formaldehyde, (vi) radioactive materials, including any naturally occurring radioactive material, and any source, special or byproduct material, and (vii) putrescible and infectious materials.

“IEGP” has the meaning ascribed to it in Section 1.2(b).

“IEP” has the meaning ascribed to it in the recitals.

“IEP Disclosure Schedule” has the meaning ascribed to it in the introductory paragraph of Article VI.

“IEP Registration Rights Agreement” means that certain Registration Rights Agreement dated as of  June 30, 2005 by and among American Real Estate Partners, L.P. (now known as IEP), Highcrest Investors Corp., Arnos Corp., Cyprus, LLC and Gascon Partners, as amended by Amendment No. 1 thereto, dated as of August 8, 2007.

“IEP Registration Rights Joinder” has the meaning ascribed to it in Section 1.4.

“IEP Units” means the depositary units representing limited partner interests of IEP.

“Indemnified Person” or “Indemnified Persons” have the respective meanings ascribed to them in Section 9.1(a).

“Intellectual Property” has the meaning ascribed to it in Section 5.15(a).

“Item 404” has the meaning ascribed to it in Section 5.14.

“Knowledge” means, with respect to (i) the Contributing Parties, the actual knowledge of Vincent J. Intrieri and (ii) IEP, the actual knowledge of the persons listed in Section 10.1 of the IEP Disclosure Schedule under “IEP’s Knowledge Parties”.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States or any state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“License” means licenses, permits, certificates of authority, authorizations, approvals, registrations, findings of suitability, variances, exemptions, certificates of occupancy, orders, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

“Lien” means any mortgage, lien (except for any lien for Taxes not yet due and payable), charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment, encumbrance or other adverse claim of any kind or description.

“Loss” or “Losses” means any and all liabilities, losses, costs, claims, obligations, damages (including consequential damages if and to the extent actually paid to a third party in connection with a Third Party Claim, amounts paid in settlement, and reasonable expenses of investigation, enforcement and collection), penalties and expenses (including attorneys’ and accountants’ fees and expenses and costs of investigation and litigation), whether absolute, accrued, conditional or otherwise; provided, however, that the Losses for which any Indemnified Person shall be entitled to indemnification with respect to any claim hereunder shall be net of any (i) tax benefit, (ii) insurance proceeds and (iii) other amounts to the extent actually realized or received, as applicable, at any time and from time to time by such Indemnified Person by reason of or in connection with the same matters, facts or circumstances giving rise to such claim for indemnification hereunder (including without limitation any future such recoveries).

“Material Adverse Effect” or “Material Adverse Change,” as to any Person, means a material adverse change (or circumstance involving a prospective change) in the Business or Condition of such Person.  Unless the context otherwise indicates or requires, any reference herein to a “Material Adverse Effect” or “Material Adverse Change” shall mean a “Material Adverse Effect” or “Material Adverse Change” with respect to the Corporation and its Subsidiaries, taken as a whole.

“Material Contracts” have the meaning ascribed to it in Section 5.17(a).

“Measurement Date” has the meaning ascribed to it in Section 1.2(b).

“Modal” has the meaning ascribed to it in the recitals.

“NYSE” means the New York Stock Exchange.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“OSHA” means the Occupational Safety and Health Act, as amended, or any successor statute, and any regulations promulgated thereunder.

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Plans” shall mean all material pension and profit sharing, retirement and post retirement welfare benefit, health insurance benefit (medical, dental and vision), disability, life and accident insurance, sickness benefit, vacation, bonus, incentive, deferred compensation, workers compensation, stock purchase, stock option, phantom stock and other equity-based, severance, employment, change of control or fringe benefit plans, programs, arrangements or agreements, whether written or oral, including any employee benefit plans defined in Section 3(3) of ERISA, maintained or contributed to by the Corporation or any of its Subsidiaries.

“Required ARI SEC Documents” means all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed by the Corporation with the SEC since January 1, 2008.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“Six-Month VWAP” has the meaning ascribed to it in Section 1.2(b).

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, association or other entity (i) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding capital stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors of such corporation, (B) the interest in the capital or profits of such partnership or limited liability company or (C) the beneficial interest in such trust or estate is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

“Tax” or “Taxes” means any and all taxes, charges, fees, levies, duties, liabilities, impositions or other assessments, including, without limitation, income, gross receipts, profits, excise, real or personal property, environmental, recapture, sales, use, value-added, withholding, social security, retirement, employment, unemployment, occupation, service, license, net worth, payroll, franchise, gains, stamp, transfer and recording taxes, fees and charges, imposed by a Tax Authority, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies, duties, liabilities, impositions or other assessments.

“Tax Authority” means the U.S. Internal Revenue Service or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)).

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including attachments thereto and amendments thereof, and including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Third Party Claim” has the meaning ascribed to it in Section 9.3.

“Two Times Prime” means two times the prime rate published by Citibank, N.A.

“VWAP” means the arithmetic mean of the volume-weighted average price per share as listed on Bloomberg Page ARII or Bloomberg Page IEP, as applicable, for the hours 9:30 a.m. to 4:00 p.m. New York time of each day during the applicable period.

ARTICLE XI

Miscellaneous

Section 11.1      Investigation.  It shall be no defense to an action for breach of this Agreement that IEP or any of its agents have (or have not) made investigations into the affairs of the Corporation or have Knowledge of a misrepresentation or breach of warranty or that the Corporation or any Contributing Party could not have known of the misrepresentation or breach of warranty.

Section 11.2      Survival of Representations and Warranties.  The representations and warranties of the parties hereunder shall survive the Closing for the shorter of (i) a period of six (6) years from the Closing Date or (ii) for so long as any claim may be made in respect of such matters under any applicable statute of limitations, as it may be extended.

Section 11.3      Entire Agreement.  This Agreement, including the schedules and exhibits hereto, which are incorporated herein and made an integrated part hereof, constitutes the entire agreement between the parties hereto and supersedes any and all prior discussions and agreements between the parties relating to the subject matter hereof.

Section 11.4      Waiver.  Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition.  No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

Section 11.5      Amendment.  This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

Section 11.6      No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other Person, except that each Indemnified Person shall be a third party beneficiary of Article IX.

Section 11.7      Assignment; Binding Effect.  No party may assign this Agreement or any right, interest or obligation hereunder without the prior written consent of the other Parties.  This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

Section 11.8      Headings.  The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

Section 11.9      Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

Section 11.10    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles thereof, except as to matters relating to the internal affairs of the parties, which shall be governed by the respective law of their organization or incorporation, as the case may be.

Section 11.11    Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Section 11.12    Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST ANY OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN.  No party to this Agreement shall seek a jury trial in any lawsuit, proceeding, counterclaim, or any other litigation procedure based upon, or arising out of, this Agreement or any related instruments or the relationship between the parties.  No party will seek to consolidate any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.  THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS.  NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 11.13    Consent to Jurisdiction.  Each party irrevocably submits to the exclusive jurisdiction of any New York State Court in the County of New York or any courts of the United States of America located in the Southern District of New York, and each party hereby agrees that all suits, actions and proceedings brought by such party hereunder shall be brought in any such court.  Each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court, any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum and the right to object, with respect to any such suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such party or the other party.  In any such suit, action or proceeding, each party waives, to the fullest extent it may effectively do so, personal service of any summons, complaint or other process and agrees that the service thereof may be made by any means permitted by Section 11.15 (other than facsimile transmission).  Each party agrees that a final non-appealable judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding.

Section 11.14    Expenses.  All expenses, costs and fees in connection with the transactions contemplated hereby (including fees and disbursements of counsel, consultants and accountants) incurred by (a) the Contributing Parties shall be paid and borne exclusively by the Contributing Parties and (b) IEP shall be paid and borne exclusively by IEP.  All transfer, documentary, sales, use, stamp and registration Taxes imposed with respect to the contribution and exchange of the Contribution Stock shall be borne by the Contributing Parties.

Section 11.15     Notices.  All notices, request, demands and other communications hereunder shall be in writing and shall be delivered personally, by certified or registered mail, return receipt requested, and postage prepaid, by courier, or by facsimile transmission, addressed as follows:

If to any Contributing Party:

White Plains Plaza
445 Hamilton Avenue - Suite 1210
White Plains, NY 10601
Attn:  Keith Cozza

With a copy to:

Icahn Associates Corp.
767 Fifth Avenue
New York, NY  10153
Attn:  Jordan Bleznick

If to IEP:

c/o Icahn Enterprises L.P.
White Plains Plaza
445 Hamilton Avenue - Suite 1210
White Plains, NY 10601
Attn:  Dominick Ragone

With a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attn:  William D. Regner

And to:

Proskauer Rose LLP
1585 Broadway
New York, NY 10036
Attn:  Julie M. Allen

or to such other address as a party may from time to time designate in writing in accordance with this Section 11.15.  Each notice or other communication given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been received (a) on the Business Day it is sent, if sent by personal delivery, (b) the earlier of receipt of three (3) Business Days after having been sent by certified or registered mail, return receipt requested and postage prepaid, (c) on the Business Day it is sent, if sent by facsimile transmission and an activity report showing the correct facsimile number of the party on whom notice is served and the correct number of pages transmitted is obtained by the sender (provided, however, that such notice or other communication is also sent by some other means permitted by this Section 11.15), or (d) on the first Business Day after sending, if sent by courier or overnight delivery.

Section 11.16    Further Assurances.  Each of the parties hereto covenants and agrees that, from time to time subsequent to Closing, it will, at the request of the other party, execute and deliver  all such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as such other party may from time to time request be executed or done in order to better evidence, perfect or effect any provision of this Agreement, or of any agreement or other document executed pursuant to this Agreement, or any of the respective obligations intended to be created hereby or thereby.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

BARBERRY CORP.

By:
	Name:	Keith Cozza
	Title:	Secretary; Treasurer

BECKTON CORP.

By:
	Name:	Keith Cozza
	Title:	Secretary; Treasurer

MODAL LLC

By:
	Name:	Keith Cozza
	Title:	Treasurer

CABOOSE HOLDING, LLC

By:
	Name:	Keith Cozza
	Title:	Treasurer

[Signature Page to the Contribution and Exchange Agreement]

ICAHN ENTERPRISES L.P.
By:	Icahn Enterprises G.P. Inc., its general
partner

By:
	Name:	Dominick Ragone
	Title:	Chief Financial Officer

[Signature Page to the Contribution and Exchange Agreement]

Schedule 1.1

Contribution and Exchange

Contributing Party	Number of Shares of ARI Stock Contributed	Number of Units of IEP Units Received
Modal LLC	1,590,918	428,752
Barberry Corp.	2,157,909	581,557
Caboose Holding LLC	7,815,318	2,106,228
Total	11,564,145	3,116,537

Schedule 3.1

Net Worth of Barberry

As of the date hereof, the net worth of Barberry is approximately $450 million.

Schedule 7.1(c)

Permitted Actions of the Corporation

Enter into an Asset Purchase Agreement between ACF Industries LLC and the Corporation relating to the purchase by the Corporation of certain railcar parts manufacturing equipment.

Enter into an Operating Agreement and related documents related to a joint venture between the Corporation and US Railcar, LLC to design, manufacture and sell passenger railcars commonly known as diesel multiple units.

Enter into an agreement with SAP, and other service providers, to provide an ERP system.